Exhibit 15

November 3, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 3, 2017 on our review of interim financial information of Arch Capital Group Ltd. and its subsidiaries, which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statement on Form S-3 (Registration No. 333-202440, Registration No. 333-202440-01 and Registration No. 333-202440-02) and in the Registration Statements on Forms S-8 (Registration No. 333-99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-211193, Registration No. 333-72182, Registration No. 333-98971, Registration No. 333-124422, Registration No. 333-142835, Registration No. 333-181308, and Registration No. 333-203993).

Very truly yours,

/s/ PricewaterhouseCoopers LLP